Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock underlying Common Warrants	457(c)	32,026,068	$6,437,239.67(1)	$0.00014760	$950.14

	Total Offering Amounts:						$950.14
	Total Fees Previously Paid:						-
	Total Fee Offsets:						-
	Net Fee Due:						$950.14

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales price of our common stock of $0.201 as reported on the Nasdaq Capital Market on November 21, 2023.